Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Second Quarter Comparable Sales up 6.1%;

Second Quarter EPS $0.85 per diluted share - includes Release of Tax Reserves

Raises FY'22 Sales Guidance Range to $520.0M - $540.0M

CANTON, Mass., August 25, 2022 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the second quarter of fiscal 2022 and raised sales guidance for the fiscal year.

Second Quarter Financial Highlights

•
Total sales for the second quarter were $144.6 million, up 4.4% from $138.6 million in the second quarter of fiscal 2021. Comparable sales for the second quarter of fiscal 2022 increased 6.1% as compared to the second quarter of fiscal 2021.
•
Net income for the second quarter was $56.9 million, or $0.85 per diluted share, and includes a tax benefit for the release of our tax valuation allowance of $35.5 million, or $0.53 per diluted share. This compares to net income of $24.5 million, or $0.36 per diluted share, in the second quarter of fiscal 2021.
•
Adjusted EBITDA for the second quarter was $25.9 million compared to $29.8 million in the second quarter of fiscal 2021, or an adjusted EBITDA margin of 17.9% compared to 21.5% in the second quarter of fiscal 2021.
•
Cash flow from operations for the first six months of fiscal 2022 was $23.8 million as compared to the first six months of fiscal 2021 of $42.2 million. Free cash flow was $19.8 million, as compared to $40.5 million for the first six months of 2021, with the decrease primarily due to inventory build, capital expenditures and incentive payouts.
•
During the first six months of fiscal 2022, we utilized free cash flow to repurchase approximately 2.9 million shares of our common stock for approximately $12.7 million.
•
At July 30, 2022, total cash was $22.2 million with no outstanding debt, compared to total debt, net of cash, of $11.0 million at July 31, 2021. Availability under our credit facility was $85.1 million at July 30, 2022, as compared to $65.1 million at July 31, 2021.

Management’s Comments

“We are pleased to report another strong quarter of sales growth and earnings which exceeded our internal expectations. During the second quarter, comparable sales increased 6.1% driven by higher average order values, our digital transformation, and our brand repositioning. The brand repositioning is more than just selling clothing: we are helping our customer to find and define his style which allows him to express his personality, and live his best life. We do all this in more personalized ways, which we believe will fuel greater customer loyalty and propel our growth in the future.

“The brand repositioning strategy has reduced our promotional posture and also impacted clearance inventory levels which are the lowest they’ve been in years. We are in a healthy inventory position, having been able to replenish many of our categories that were depleted a year ago and our financial position remains very strong. We delivered another quarter of strong free cash flow, we continued to execute our share buyback program, and we have no debt and full availability under our credit facility. We also released substantially all of our tax valuation allowance, which reflects our expectation to utilize our deferred tax assets in the future and provides a significant boost in shareholders’ equity onto our balance sheet,” said Harvey Kanter, President, and Chief Executive Officer.

“As we look towards the back half of fiscal 2022, I’m very encouraged by our business. We are off to another solid start in Q3 with an August month-to-date comp increase in the mid-single digits. In 2021, we had exceptional revenues coming out of the pandemic on an extremely low-cost base. In 2022, we are making deliberate and purposeful investments, specifically in marketing and attracting and retaining talent, to propel sustainable growth. We are also moving towards a more normalized EBITDA margin this year as compared to 2021’s extraordinarily high EBITDA margin. Today we are raising our guidance to a range of $520 to $540 million, which is an increase from our original guidance of $510 to $530 million. Our story continues to resonate with big + tall men and we have remained faithful to our mission that experience, assortment and fit is what sets us apart from others,” Kanter concluded.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2022 were $144.6 million, as compared to $138.6 million in the second quarter of fiscal 2021. Comparable sales for the second quarter were up 6.1% with comparable sales from our stores up 3.6% and our direct business up 12.7%.

Sales for the second quarter exceeded our plan, driven primarily by an increase in dollars per transaction. This increase is attributable to a combination of factors, including less markdowns from fewer promotions, deeper penetration in high ticket categories such as tailored clothing, and less clearance inventory available for sale. The growth in our direct business of 12.7% was driven by our web and app with continued growth from online marketplaces. Through our digital efforts and marketplace presence, we are continuing to attract a new customer to DXL.

Compared to the second quarter of fiscal 2019, the last normalized selling year, our comparable sales for the second quarter of fiscal 2022 were up 32.6% in May, up 27.8% in June, and up 27.6% in July. We believe the comparison to fiscal 2019 is relevant when evaluating our sales performance given the impact of the pandemic on the past two years. We expect to see a fairly similar comparable sales trend in the second half of fiscal 2022 as compared to fiscal 2019, and we expect comparable sales growth, against fiscal 2021, to be in the low-single digits during the third quarter and high-single digits during the fourth quarter. During the second quarter of fiscal 2022, comparable sales were up 14.0% in May, up 3.6% in June and up 1.1% in July, when compared against fiscal 2021.

Gross Margin

For the second quarter of fiscal 2022, our gross margin rate, inclusive of occupancy costs, was 52.1% as compared to a gross margin rate of 51.7% for the second quarter of fiscal 2021.

Our gross margin rate improved by 40 basis points, driven by a 50 basis point improvement in occupancy cost offset by a 10 basis point decrease in merchandise margins as compared to the second quarter of fiscal 2021. The 50 basis point improvement in occupancy costs was due to the increased leverage from sales as well as a decrease of approximately $0.1 million in occupancy costs from closed stores. The 10 basis point decrease in merchandise margin was due to an increase in shipping costs mostly offset by lower promotional markdowns. We expect that we will continue to experience an increase in freight costs and in the cost of certain raw materials, particularly cotton. Although at the beginning of fiscal 2022, we reported that we expected our gross margin to be 200 points lower than last year, we now expect that our gross margin rate for the full fiscal year will be approximately flat to last year based on our current expectations.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2022 were 34.2% as compared to 30.1% for the second quarter of fiscal 2021.

On a dollar basis, SG&A expenses increased by $7.7 million as compared to the second quarter of fiscal 2021. The increase was primarily due to an increase in marketing costs to drive customer acquisition and engagement, as well as payroll costs to support sales growth and fill open positions, and an increase in performance-based incentive accruals.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 19.5% of sales in the second quarter of fiscal 2022 as compared to 16.9% of sales in the second quarter of fiscal 2021. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.7% of sales in the second quarter of fiscal 2022 compared to 13.2% of sales in the second quarter of fiscal 2021. Marketing costs for the second quarter were 5.4% as compared to 3.7% for the second quarter of fiscal 2021. For fiscal 2022, marketing costs are expected to be approximately 6.2% of sales.

Impairment of Assets

During the second quarter of fiscal 2022 and fiscal 2021, the Company recorded non-cash gains of $0.1 million and $0.4 million, respectively, on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. The non-cash gains, related to leases where the right-of-use asset had previously been impaired, were recorded as a reduction of the previously-recorded impairment and were included in the Impairment (Gain) of Assets line of the Consolidated Statements of Operations for the second quarter of fiscal 2022 and fiscal 2021.

Interest Expense

Interest expense for second quarter of fiscal 2022 was $0.1 million, as compared to $0.9 million for the second quarter of fiscal 2021. The Company had no outstanding debt and no borrowings under its credit facility during the second quarter of fiscal 2022 resulting in a decrease in interest expense as compared to the second quarter of fiscal 2021.

Income Taxes

Since the end of fiscal 2013, we have had a full valuation allowance against our deferred taxes assets. During the second quarter of fiscal 2022, we determined that it was more likely than not that the majority of our deferred tax assets will be realized. In reaching this determination, the Company considered the cumulative three years of profitability, its expectations regarding the generation of future taxable income as well as the overall improvement in the Company's business and its current market position. As a result, in the second quarter of fiscal 2022, the Company recognized a tax benefit related to the release of approximately $35.5 million, or $0.53 per diluted share, in valuation allowance against its deferred tax assets in the United States. At July 30, 2022, the Company continued to provide a valuation allowance of $2.4 million primarily against certain state and foreign net operating losses ("NOLs").

Net Income

For the second quarter of fiscal 2022, we recorded net income of $56.9 million, or $0.85 per diluted share. Net income for the second quarter of fiscal 2022 includes the reversal of $35.5 million, or $0.53 per diluted share, of our deferred tax asset valuation allowance.

Net income for the second quarter of fiscal 2021 was $24.5 million, or $0.36 per diluted share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2022 was $25.9 million, compared to $29.8 million for the second quarter of fiscal 2021. We are making deliberate investments in our business, specifically in marketing and attracting and retaining talent, to drive our digital transformation and brand repositioning.

Cash Flow

Cash flow from operations for the first six months of fiscal 2022 was $23.8 million as compared to $42.2 million for the first six months of fiscal 2021. Free cash flow was $19.8 million for the first six months of fiscal 2022 as compared to $40.5 million for the first six months of fiscal 2021. The year-over-year decrease in free cash flow was due to our inventory build, the payout of incentive-based awards, and an increase in capital expenditures.

Our capital expenditures for the past two years have been limited due to the pandemic. For fiscal 2022, we expect our capital expenditures will be approximately $10.0-$12.0 million as we make investments in technology related to our marketing and merchandising initiatives. We are also actively pursuing opportunities to relocate or convert our remaining Casual Male XL stores to DXL stores which may require some capital investment in fiscal 2022.

	For the six months ended
(in millions)	July 30, 2022	July 31, 2021
Cash flow from operating activities (GAAP basis)	$23.8	$42.2
Capital expenditures	(4.1)	(1.7)
Free Cash Flow (non-GAAP basis)	$19.8	$40.5

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At July 30, 2022, we had a cash balance of $22.2 million and no debt outstanding as compared to total debt, net of cash of $11.0 million at July 31, 2021. Availability under the revolving credit facility was $85.1 million at July 30, 2022, as compared to $65.1 million at July 31, 2021. As discussed below, we used approximately $12.7 million during the first six months of fiscal 2022, from available cash on hand, for our stock repurchase program.

As of July 30, 2022, our inventory increased approximately $23.4 million to $96.7 million, as compared to $73.4 million at July 31, 2021. We were in a stronger inventory position at July 30, 2022 than at the end of the second quarter last year. This increase was purposeful in order replenish several categories that were depleted last year. Compared to the second quarter of fiscal 2019, our inventory was down 12.7% at July 30, 2022. Managing our inventory remains a primary focus for us given the potential impact that inflation may have on consumer spending. We believe that we will be able to secure sufficient inventory to support our sales forecasts for fiscal 2022 while also ensuring that we do not have excess inventory levels. At July 30, 2022, our clearance inventory was 6.9% of our total inventory, as compared to 8.9% at July 31, 2021 and 10.9% at August 3, 2019.

As of July 30, 2022, we released substantially all of our tax valuation allowance, which increased our long-term assets and shareholders’ equity by $35.5 million.

Stock Repurchase Program

In March 2022, the Company’s Board of Directors approved a stock repurchase program. Under the stock repurchase program, the Company may repurchase up to $15.0 million of its common stock through open market and privately negotiated transactions. For the first six months of fiscal 2022, the Company repurchased 2.9 million shares at an aggregate cost, including fees, of $12.7 million. Shares of repurchased common stock are held as treasury stock. The stock repurchase program will expire in March 2023, unless terminated earlier by the Company's Board of Directors.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2019:

	Year End 2019		Year End 2020		Year End 2021		At July 30, 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	228	1,729	226	1,718	220	1,678	218	1,664
DXL outlets	17	82	17	82	16	80	16	80
CMXL retail	50	164	46	152	35	115	31	103
CMXL outlets	28	85	22	66	19	57	19	57
Total	323	2,060	311	2,018	290	1,930	284	1,904

We are reviewing white space opportunities in markets where our store footprint is underpenetrated and relocation opportunities where we have an existing Casual Male XL store. We believe that our store portfolio is a vital asset to our business strategy and we expect to continue to invest in stores over the next several years as we further strengthen the store portfolio. Over the next three to five years, based on our preliminary store development plan, we believe that we could potentially open up to 50 new and relocated stores.

Digital Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. Our comparable sales in our direct business increased 12.7% as compared to the second quarter of fiscal 2021. For the second quarter of fiscal 2022, our direct sales were $43.7 million, or 30.2% of retail segment sales, as compared to $38.7 million, or 28.1% of retail segment sales, in the second quarter of fiscal 2021.

Financial Outlook

Based on the strength of our year-to-date fiscal 2022 results, we are raising our sales guidance for fiscal 2022 to a range of $520.0 million to $540.0 million (from a previous range of $510.0 million to $530.0 million), and we are reaffirming that the Adjusted EBITDA margin for fiscal 2022 is expected to be greater than 10%. As we increase our guidance, we do so cautiously given the continuing uncertainty with respect to global supply chain disruptions, inflation, labor shortages, COVID-19 and geopolitical instability from the Russian invasion of Ukraine, all of which could adversely impact our business in the remainder of fiscal 2022.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, August 25, 2022, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI130db2476f56490e89e68817dc199767. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/qmwsyd38. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, projections about EBITDA margin for fiscal 2022 and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below. The Company has not reconciled forward-looking adjusted EBITDA margin contained in this press release to its most directly comparable GAAP measure, as such reconciliation would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to impairment and tax items, that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measure, which may differ significantly from non-GAAP adjusted EBITDA margin.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and a digital commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2022, including expected sales and adjusted EBITDA margin; expected sales trends in the second half of fiscal 2022; our expected marketing costs for fiscal 2022; our ability to continue to attract new customers; expected increased freight costs and increased costs for certain raw materials; expected capital expenditure in fiscal 2022; expected gross margin rate for fiscal 2022; expectations regarding the realizability of our deferred tax assets, our ability to manage and maintain sufficient inventory; and expected changes in our store portfolio and plan for new or relocated stores. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the

Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2022, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the global COVID-19 pandemic and its impact on the Company’s results of operations; the impact of rising inflation and the Russian invasion on Ukraine on the global economy; supply chain challenges due to ongoing global supply chain disruption; potential labor shortages; and the Company’s ability to execute on its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Sales	$144,634	$138,590	$272,289	$250,084
Cost of goods sold including occupancy	69,316	66,988	133,104	127,649
Gross profit	75,318	71,602	139,185	122,435

Expenses:
Selling, general and administrative	49,461	41,776	96,058	78,894
Impairment (gain) of assets	(47)	(365)	(398)	(1,017)
Depreciation and amortization	3,992	4,389	7,979	8,889
Total expenses	53,406	45,800	103,639	86,766

Operating income	21,912	25,802	35,546	35,669

Interest expense, net	(100)	(925)	(243)	(2,067)

Income before provision (benefit) for income taxes	21,812	24,877	35,303	33,602
Provision (benefit) for income taxes	(35,130)	426	(35,027)	454

Net income	$56,942	$24,451	$70,330	$33,148

Net income per share:
Basic	$0.91	$0.38	$1.11	$0.53
Diluted	$0.85	$0.36	$1.04	$0.50

Weighted-average number of common shares outstanding:
Basic	62,688	63,527	63,384	62,840
Diluted	66,670	67,615	67,519	65,938

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 30, 2022, January 29, 2022 and July 31, 2021
(In thousands)
(unaudited)

	July 30,	January 29,	July 31,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$22,176	$15,506	$5,845
Inventories	96,728	81,764	73,368
Other current assets	9,954	8,725	7,767
Property and equipment, net	39,763	44,442	48,808
Operating lease right-of-use assets	127,443	127,812	124,946
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	35,538	—	—
Other assets	567	559	568
Total assets	$333,319	$279,958	$262,452

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$27,962	$25,165	$19,877
Accrued expenses and other liabilities	36,092	40,969	32,071
Operating leases	151,570	155,605	159,244
Long-term debt	—	—	16,834
Stockholders' equity	117,695	58,219	34,426
Total liabilities and stockholders' equity	$333,319	$279,958	$262,452

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended			For the six months ended
	July 30, 2022	July 31, 2021		July 30, 2022	July 31, 2021
(in millions)
Net income (GAAP basis)	$56.9	$24.5		$70.3	$33.1
Add back:
Impairment (gain) of assets	(0.0)	(0.4)	-	(0.4)	(1.0)
Provision (benefit) for income taxes	(35.1)	0.4		(35.0)	0.5
Interest expense	0.1	0.9		0.2	2.1
Depreciation and amortization	4.0	4.4		8.0	8.9
Adjusted EBITDA (non-GAAP basis)	$25.9	$29.8		$43.1	$43.5

Sales	$144.6	$138.6		$272.3	$250.1
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	17.9%	21.5%		15.8%	17.4%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended
(in millions)	July 30, 2022	July 31, 2021
Cash flow from operating activities (GAAP basis)	$23.8	$42.2
Capital expenditures	(4.1)	(1.7)
Free Cash Flow (non-GAAP basis)	$19.8	$40.5